Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 30, 2026, with respect to the consolidated financial statements of General Dynamics Corporation, and the effectiveness of internal control over financial reporting, and our reports dated June 18, 2026, with respect to the financial statements of General Dynamics Corporation 401(k) Plan 3.0, General Dynamics Corporation 401(k) Plan 6.0, General Dynamics Corporation 401(k) QACA Plan, and General Dynamics Corporation 401(k) Plan for Represented Employees, incorporated herein by reference.

/s/ KPMG LLP

Mclean, Virginia
June 30, 2026